Exhibit (k)(3)

                        ADDITIONAL COMPENSATION AGREEMENT

      ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of [ ], 2003, between Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Fund Asset Management, L.P. (the "Investment Adviser").

      WHEREAS, Muni Intermediate Duration Fund, Inc. (including any successor by merger or otherwise, the "Fund") is a newly organized, non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its shares of common stock, par value $.10 per share ("Common Stock") are registered under the Securities Act of 1933, as amended; and

      WHEREAS, the Investment Adviser is the investment adviser of the Fund;

      WHEREAS, Merrill Lynch is acting as lead underwriter in an offering of the Common Stock;

      WHEREAS, the Investment Adviser desires to provide additional compensation to Merrill Lynch for acting as lead underwriter in an offering of the Common Stock; and

      WHEREAS, the Investment Adviser desires to retain Merrill Lynch to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Merrill Lynch is willing to render such services;

      NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

1.    (a)   The Investment  Adviser hereby employs Merrill Lynch, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of the Investment
            Adviser:

                  (1) after-market support services designed to maintain the visibility of the Fund on an ongoing basis;

                  (2) relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of the Investment Adviser in connection therewith; and

                  (3)   information to and consult with the  Investment  Adviser
                        with  respect  to  applicable   strategies  designed  to
                        address market value discounts, if any.

      (b) At the request of the Investment Adviser, Merrill Lynch shall limit or cease any action or service provided hereunder to the extent and for the time period requested by the Investment Adviser; provided, however, that pending termination of this Agreement as provided for in Section 5 hereof, any such limitation or cessation shall not relieve the Investment Adviser of its payment obligations pursuant to Section 2 hereof.

      (c) Merrill Lynch will promptly notify the Investment Adviser if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by Merrill Lynch to the Investment Adviser in connection with the performance of services by Merrill Lynch under this Agreement.

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2.          The Investment Adviser shall pay Merrill Lynch a  fee computed daily and payable quarterly in arrears commencing [ ], 2003 at an annualized rate of .15% of the Fund's average daily net assets (including any assets attributable to any preferred stock that may be outstanding), as defined in the Fund's prospectus dated [ ], 2003 (the "Prospectus"), plus the proceeds of any outstanding borrowings used for leverage for a term as described in Section 5 hereof; provided that the total amount of the fee hereunder shall not exceed 4.5% of the total price (including all Initial Securities and Option Securities as such terms are described in the Purchase Agreement, dated [ ], 2003, by and among the Fund, the Investment Adviser and each of the Underwriters named therein, the "Purchase Agreement") to the public of the Common Stock offered by the Prospectus; and provided further, that in determining when this maximum fee amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% back to the closing date of the Fund's Common Stock offering. All quarterly fees payable hereunder shall be paid to Merrill Lynch within 15 days following the end of each calendar quarter.

3. The Investment Adviser acknowledges that the services of Merrill Lynch provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Merrill Lynch, and Merrill Lynch is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

4. Nothing herein shall be construed as prohibiting Merrill Lynch or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Merrill Lynch's services to the Investment Adviser are not impaired thereby.

5. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as the Investment Adviser acts as the investment manager to the Fund pursuant to the Advisory Agreement (as such term is defined in the Purchase Agreement) or other subsequent advisory agreement.

6. The Investment Adviser will furnish Merrill Lynch with such information as Merrill Lynch believes appropriate to its assignment hereunder (all such information so furnished being the "Information"). The Investment Adviser recognizes and confirms that Merrill Lynch (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of the Investment Adviser's knowledge, the Information to be furnished by the Investment Adviser when delivered, will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Investment Adviser will promptly notify Merrill Lynch if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Merrill Lynch.

7. It is understood that Merrill Lynch is being engaged hereunder solely to provide the services described above to the Investment Adviser and that Merrill Lynch is not acting as an agent or fiduciary of, and shall have no duties or liability to the current or future shareholders of the Fund


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

            or  any  other  third  party  in  connection   with  its  engagement
            hereunder, all of which are hereby expressly waived.

8. The Investment Adviser agrees that Merrill Lynch shall have no liability to the Investment Adviser or the Fund for any act or omission to act by Merrill Lynch in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Merrill Lynch.

9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of New York.

10. No Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and the Investment Adviser and Merrill Lynch consent to the jurisdiction of such courts and personal service with respect thereto. Each of Merrill Lynch and the Investment Adviser waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Investment Adviser agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Investment Adviser and may be enforced in any other courts to the jurisdiction of which the Investment Adviser is or may be subject, by suit upon such judgment.

11. This Agreement may not be assigned by either party without the prior written consent of the other party.

12. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Merrill Lynch and the Investment Adviser.

13. All notices required or permitted to be sent under this Agreement shall be sent, if to the Investment Adviser:

            Fund Asset Management, L.P.
            P.O. Box 9011
            Princeton, New Jersey 08543-9011
            Attention: Robert C. Doll, Jr., President

            or if to Merrill Lynch:

            Merrill Lynch & Co.
            Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated
            Debt and Equity New Issues
            North Tower, 9th Floor, World Financial Center
            New York, New York 10080


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

            Attention:  Doug Bond

            or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or when actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

14. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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

      IN WITHESS WHEREOF, the parties hereto have duly executed this Additional Compensation Agreement as of the date first above written.

FUND ASSET MANAGEMENT, L.P.                MERRILL LYNCH & CO.
                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

By: PRINCETON SERVICES, INC.
      General Partner

By: _____________________________          By: _____________________________
    Name:                                      Name:
    Title:                                     Title:


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